Exhibit 15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors of 1st Franklin Financial Corporation

We have audited the consolidated financial statements of 1st Franklin Financial Corporation and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, and have issued our report thereon dated March 30, 2010; such consolidated financial statements and report are included in your 2009 Annual Report to Investors and are incorporated herein by reference.  Our audits also included the financial statement schedule of the Company listed in Item 15.  The financial statement schedule is the responsibility of the Company’s management.  Our responsibility is to express an opinion based on our audits.  In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 30, 2010

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
1st FRANKLIN FINANCIAL CORPORATION
(Parent Company Only)

DECEMBER 31, 2009 AND 2008

ASSETS
2009	2008

	CASH AND CASH EQUIVALENTS:
	Cash and Due From Banks	$ 3,510,146	$ 396,752

	LOANS:
	Direct Cash Loans	327.424,876	324.996,394
	Real Estate Loans	24,336,405	24,175,593
	Sales Finance Contracts	23,071,118	27,586,508
		374,832,399	376,758,495

Less:	Unearned Finance Charges	43,331,239	44,032,487
	Unearned Insurance Commissions	12,376,214	12,465,624
	Allowance for Loan Losses	26,610,085	23,010,085
		292,514,861	297,250,299

	INVESTMENTS IN SUBSIDIARIES	84,850,301	75,844,337

	MARKETABLE DEBT SECURITIES:
	Available for Sale, at fair market value	402,526	373,774

	OTHER ASSETS:
	Land, Buildings, Equipment and Leasehold Improvements,
	less accumulated depreciation and amortization
	of $15,724,169 and $13,653,028 in 2009 and 2008, respectively	7,626,510	9,241,725
	Miscellaneous	2,782,863	3,198,218
		10,409,373	12,439,943

	TOTAL ASSETS	$ 391,687,207	$ 386,305,105

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
1st FRANKLIN FINANCIAL CORPORATION
(Parent Company Only)

DECEMBER 31, 2009 AND 2008

LIABILITIES AND STOCKHOLDERS' EQUITY

2009	2008

SENIOR DEBT:
Notes Payable to Banks	$ 16,204,309	$ 22,267,681
Senior Demand Notes, including accrued interest	41,209,099	41,341,839
Commercial Paper	129,435,443	106,062,799
	186,848,851	169,672,319

ACCOUNTS PAYABLE AND ACCRUED EXPENSES	14,264,100	13,980,948

SUBORDINATED DEBT	74,883,979	86,605,009

Total Liabilities	275,996,930	270,258,276

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value
6,000 shares authorized; no shares issued or outstanding	--	--
Common Stock:
Voting Shares; $100 par value;
2,000 shares authorized; 1,700 shares issued and outstanding as of December 31, 2009 and 2008	170,000	170,000
Non-Voting Shares; no par value;
198,000 shares authorized; 168,300 shares issued and
outstanding as of December 31, 2009 and 2008	--	--
Accumulated Other Comprehensive Income	272,210	243,458
Retained Earnings	115,248,067	115,633,371
Total Stockholders' Equity	115,690,277	116,046,829

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 391,687,207	$ 386,305,105

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
1st FRANKLIN FINANCIAL CORPORATION
(Parent Company Only)

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

	2009	2008	2007
INTEREST INCOME:
Finance Charges	$ 96,494,760	$ 94,434,623	$ 87,164,381
Investment Income	15,089	26,302	21,189
	96,509,849	94,460,925	87,185,570

INTEREST EXPENSE:
Senior Debt	8,745,154	8,333,678	10,158,113
Subordinated Debt	4,936,793	6,393,999	5,587,502
	13,681,947	14,727,677	15,745,615

NET INTEREST INCOME	82,827,902	79,733,248	71,439,955

PROVISION FOR LOAN LOSSES	29,302,142	25,725,394	21,433,742

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	53,525,760	54,007,854	50,006,213

NET INSURANCE INCOME	16,773,235	16,823,210	16,298,194

OTHER REVENUE	5,223,733	5,301,054	5,069,095

OPERATING EXPENSES:
Personnel Expense	48,366,010	46,830,271	42,798,905
Occupancy Expense	11,186,780	10,653,752	9,778,649
Other Expense	16,455,343	17,545,462	16,375,184
	76,008,133	75,029,485	68,952,738

INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF SUBSIDIARIES	(485,405)	1,102,633	2,420,764

PROVISION FOR INCOME TAXES	11,081	11,713	28,965

EQUITY IN EARNINGS OF SUBSIDIARIES, Net of Tax	8,869,493	9,573,856	9,812,964

NET INCOME	8,373,007	10,664,776	12,204,763

RETAINED EARNINGS, Beginning of Period	115,633,371	108,699,923	97,950,753
Distributions on Common Stock	8,758,311	3,731,328	1,455,593
RETAINED EARNINGS, End of Period	$ 115,248,067	$ 115,633,371	$ 108,699,923

SCHEDULE I

1st FRANKLIN FINANCIAL CORPORATION
(Parent Company Only)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

2009	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income	$ 8,373,007	$ 10,664,776	$ 12,204,763
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for Loan Losses	29,302,142	25,725,394	21,433,742
Depreciation and Amortization	2,577,539	2,447,007	2,076,784
Equity in undistributed earnings of subsidiaries	(8,834,493)	19,343,979	(9,795,963)
Gain on sale of marketable securities and
equipment and premium amortization on securities	(18,572)	(10,185)	(37)
Decrease (Increase) in Miscellaneous Assets	415,355	(409,987)	460,355
Increase (Decrease) in Other Liabilities	283,152	(1,418,796)	2,253,485
Net Cash Provided	32,098,130	56,342,188	28,633,129

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased	(214,933,802)	(236,634,867)	(250,121,741)
Loan payments	190,367,098	201,549,309	200,622,963
Purchase of joint venture interest	(171,471)	--	--
Capital expenditures	(997,083)	(2,777,574)	(4,383,965)
Proceeds from sale of equipment	53,331	25,234	443,450
Net Cash Used	(25,681,927)	(37,837,898)	(53,439,293)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in Senior Demand Notes	(132,740)	(7,268,898)	(241,074)
Advances on credit line	90,246,309	103,563,000	89,345,000
Payments on credit line	(96,309,681)	(97,980,000)	(97,488,000)
Commercial Paper issued	396,342,906	35,766,727	33,538,927
Commercial Paper redeemed	(372,970,262)	(46,781,459)	(24,256,208)
Subordinated Debt issued	11,623,006	21,619,938	36,790,393
Subordinated Debt redeemed	(23,344,036)	(26,980,643)	(12,014,336)
Dividends / Distributions Paid	(8,758,311)	(3,731,328)	(1,455,593)
Net Cash (Used) Provided	(3,302,809)	(21,792,663)	24,219,109

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	3,113,394	(3,288,373)	(587,055)

CASH AND CASH EQUIVALENTS, beginning	396,752	3,685,125	4,272,180

CASH AND CASH EQUIVALENTS, ending	$ 3,510,146	$ 396,752	$ 3,685,125

Cash paid during the year for:	Interest	$ 13,607,180	$ 14,830,353	$ 15,667,174
	Income Taxes	11,415	10,700	41,910

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